Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER RESULTS

Bedminster, N.J. – April 23, 2024 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its first quarter 2024 financial results.

This earnings release should be read in conjunction with the Company’s Q1 2024 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $53.1 million, net income of $8.6 million and diluted earnings per share (“EPS”) of $0.48 for the quarter ended March 31, 2024, compared to revenue of $62.0 million, net income of $18.4 million and diluted EPS of $1.01 for the quarter ended March 31, 2023.

The Company’s return on average assets was 0.54%, return on average equity was 5.94%, and return on average tangible equity was 6.45% for the quarter ended March 31, 2024.

The net interest margin declined to 2.20% for the quarter ended March 31, 2024, compared to 2.29% for the quarter ended December 31, 2023 and 2.88% for the quarter ended March 31, 2023.

During the first quarter of 2024, deposits grew $202.6 million to $5.48 billion, loans decreased $73.7 million to $5.36 billion and overnight borrowings were reduced by $284.3 million. The Company’s liquidity position remains stable as balance sheet liquidity, as a percentage of total assets, increased to 12.1% or $776.8 million. The Company also had $2.9 billion of external borrowing capacity available, which, when combined with on balance sheet liquidity, provides us with 303% coverage of our uninsured deposits.

Douglas L. Kennedy, President and CEO said, “The first quarter continued to present headwinds for our organization with margin compression and credit quality our primary areas of concern. As we work through this challenging economic environment, we continue to thoroughly analyze our loan portfolio for areas of potential stress. We are fortunate to be able to rely on a consistent stream of fee revenue in this difficult interest rate environment led by Wealth Management fees and other noninterest income which represented 35% of total revenue in the first quarter of 2024."

Mr. Kennedy also noted, “Despite the economic challenges facing the financial services industry, we are moving forward with our expansion into New York City. We recently announced that we have successfully recruited and hired over 10 commercial private banking teams to work alongside the existing New York City teams hired during 2023. These new teams will be led by Andrew Corrado, who is a seasoned leader with more than 35 years of experience in this space. We believe that this ongoing strategic expansion will enhance our liquidity, enable us to diversify our balance sheet, improve profitability and provide favorable operating leverage in the years to come."

The following are select highlights for the period ended March 31, 2024:

Wealth Management:

•
Gross new business inflows for Q1 2024 totaled $236 million ($138 million managed).
•
AUM/AUA in our Wealth Management Division totaled $11.5 billion at March 31, 2024 compared to $10.9 billion at December 31, 2023, which represents an increase of 6% on a linked quarter basis.
•
Wealth Management fee income was $14.4 million in Q1 2024, which amounted to 27% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total deposits grew by $202.6 million to $5.48 billion at March 31, 2024 compared to $5.27 billion at December 31, 2023.
•
Borrowings decreased $284.3 million to $119.5 million at March 31, 2024 from $403.8 million at December 31, 2023.
•
Total loans declined $73.7 million to $5.36 billion for March 31, 2024 from $5.44 billion at December 31, 2023.
•
Commercial and industrial lending (“C&I”) loan/lease balances represent 42% of the total loan portfolio at March 31, 2024.
•
Fee income on unused commercial lines of credit totaled $827,000 for Q1 2024.
•
The net interest margin ("NIM") was 2.20% in Q1 2024, a decrease from 2.29% at Q4 2023 and 2.88% at Q1 2023.
•
Noninterest-bearing demand deposits amounted to 17% of total deposits as of March 31, 2024.
•
Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 88% of total deposits at March 31, 2024.

Capital Management:

•
Tangible book value per share remained relatively flat at $30.21 per share at March 31, 2024 compared to $30.31 at December 31, 2023.
•
During the first quarter, the Company repurchased 100,000 shares of Company stock at a cost of $2.4 million. For the full year 2023, the Company repurchased 455,341 shares at a cost of $12.5 million.
•
At March 31, 2024, the Tier 1 Leverage Ratio stood at 11.02% for Peapack-Gladstone Bank (the "Bank") and 9.36% for the Company. The Common Equity Tier 1 Ratio (to Risk-Weighted Assets) was 13.86% for the Bank and 11.76% for the Company at March 31, 2024. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

March 2024 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2024	2023	(Decrease)
Net interest income	$34.38	$43.98	$(9.60)	(22)%
Wealth management fee income	14.41	13.76	0.65	5
Capital markets activity	1.27	0.97	0.30	31
Other income (a)	3.02	3.33	(0.31)	(9)
Total other income	18.70	18.06	0.64	4

Total Revenue	53.08	62.04	(8.96)	(14)%

Operating expenses (b)	40.04	35.57	4.47	13
Pretax income before provision for credit losses	13.04	26.47	(13.43)	(51)
Provision for credit losses	0.63	1.51	(0.88)	(58)
Pretax income	12.41	24.96	(12.55)	(50)
Income tax expense	3.78	6.60	(2.82)	(43)
Net income	$8.63	$18.36	$(9.73)	(53)%
Diluted EPS	$0.48	$1.01	$(0.53)	(52)%

Return on average assets annualized	0.54%	1.16%	(0.62)
Return on average equity annualized	5.94%	13.50%	(7.56)

(a) Other income for the quarter ended March 31, 2024 included a negative fair value adjustment on a CRA equity security of $111,000 and $181,000 of income from life insurance proceeds. Other income for the three months ended March 31, 2023 included a positive fair value adjustment on a CRA equity security of $209,000.

(b) The quarter ended March 31, 2023 included one-time charges totaling $300,000 related to the retirement of certain employees and $175,000 of expense associated with three retail branch closures.

March 2024 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2024	2023	(Decrease)
Net interest income	$34.38	$36.68	$(2.30)	(6)%
Wealth management fee income	14.41	13.76	0.65	5
Capital markets activity	1.27	0.30	0.97	323
Other income (a)	3.02	3.53	(0.51)	(14)
Total other income	18.70	17.59	1.11	6

Total Revenue	53.08	54.27	(1.19)	(2)%

Operating expenses	40.04	37.62	2.42	6
Pretax income before provision for credit losses	13.04	16.65	(3.61)	(22)
Provision for credit losses	0.63	5.03	(4.40)	(87)
Pretax income	12.41	11.62	0.79	7
Income tax expense	3.78	3.02	0.76	25
Net income	$8.63	$8.60	$0.03	0%
Diluted EPS	$0.48	$0.48	$-	0%

Return on average assets annualized	0.54%	0.53%	0.01
Return on average equity annualized	5.94%	6.13%	(0.19)

(a) Other income for the quarter ended March 31, 2024 included a negative fair value adjustment on a CRA equity security of $111,000 and $181,000 of income from life insurance proceeds. Other income for the three months ended December 31, 2023 included a positive fair value adjustment on a CRA equity security of $585,000.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division were $11.5 billion at March 31, 2024 compared to $10.9 billion at December 31, 2023. For the March 2024 quarter, the Wealth Management Team generated $14.4 million in fee income, compared to $13.8 million for the December 31, 2023 quarter and $13.8 million for the March 2023 quarter. The equity markets improved during Q1 2024, contributing to the increase in AUM/AUA along with gross new business inflows of $236 million.

John Babcock, President of the Bank's Wealth Management Division, noted, “2024 included total new accounts and client additions of $236 million ($138 million managed). As we look forward into 2024, our new business pipeline is healthy, and we remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities combined with our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans declined $73.7 million, or 1%, to $5.36 billion at March 31, 2024 when compared to the previous linked quarter. Total C&I loans and leases at March 31, 2024 were $2.24 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “As previously mentioned, we have tightened our underwriting guidelines due to economic uncertainty. Originations have also slowed due to the rate environment. As a result, our outstanding loan balances declined during Q1 2024. We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. We believe these business lines fit perfectly with our private banking business model and will generate solid production going forward.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $34.4 million and NIM of 2.20% for Q1 2024 decreased $2.3 million and 9 basis point from NII of $36.7 million and NIM of 2.29% for the linked quarter (Q4 2023), respectively, and decreased $9.6 million and 68 basis points from NII of $44.0 million and NIM of 2.88% for the prior year period (Q1 2023), respectively. When comparing Q1 2024 to the prior periods, the Company has seen a sharp increase in interest expense mostly driven by higher deposit rates during 2023 and into 2024 and a greater proportion of the portfolio in higher-costing checking accounts and certificates of deposit. Cycle to date betas are approximately 52%. Clients continue to migrate out of noninterest bearing checking products and into higher yielding alternatives, which leads to intense competition for deposit balances from other banks. Customers are also pursuing alternative investment opportunities due to the significant rise in interest rates.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $202.6 million to $5.48 billion at March 31, 2024 from $5.27 billion at December 31, 2023. The increase in deposits was used to lower the amount of overnight borrowings from $403.8 million at December 31, 2023 to $119.5 million at March 31, 2024.

At March 31, 2024, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $776.8 million, or 12% of assets.

The Company maintains additional liquidity resources of approximately $2.9 billion through secured available funding with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios.

The Company's total on and off-balance sheet liquidity totaled $3.7 billion, which is 303% of the total uninsured/uncollateralized deposits on the Company balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $1.3 million for the March 2024 quarter compared to $296,000 for the December 2023 quarter and $966,000 for the March 2023 quarter. The March 2024 quarter included $818,000 of Corporate Advisory fee income.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
Gain on loans held for sale at fair value (Mortgage banking)	$56	$18	$21
Gain on sale of SBA loans	400	239	865
Corporate advisory fee income	818	39	80
Total capital markets activity	$1,274	$296	$966

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.0 million for Q1 2024 compared to $3.5 million for Q4 2023 and $3.3 million for Q1 2023. Q1 2024 included $141,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases while Q4 2023 included $309,000 and Q1 2023 included $145,000 respectively. Additionally, Q1 2024 included $827,000 of unused line fees compared to $750,000 for Q4 2023 and $852,000 for Q1 2023.

Operating Expenses

The Company’s total operating expenses were $40.0 million for the first quarter of 2024, compared to $37.6 million for the December 2023 quarter and $35.6 million for the March 2023 quarter. The March 2024 and December 2023 quarters included expenses associated with the Company’s expansion into New York City.

Mr. Kennedy noted, “We continue to make investments related to our strategic decision to expand into New York City as evidenced by the hiring of a senior leader and 10+ commercial private banking teams during the first quarter of 2024. We will continue to manage expenses throughout the Company and continue to look for opportunities to create efficiencies while also investing in digital and other software tools to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended March 31, 2024 was 30.4%, as compared to 26.0% for the December 2023 quarter and 26.4% for the quarter ended March 31, 2023. The higher tax rate for the March 2024 quarter was primarily due to the impact of vesting of restricted stock at prices lower than original grant prices.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include modified loans that are performing in accordance with their terms) were $69.8 million, or 1.09% of total assets at March 31, 2024, as compared to $61.3 million, or 0.95% of total assets at December 31, 2023. Loans past due 30 to 89 days and still accruing were $73.7 million, or 1.37% of total loans at March 31, 2024 compared to $34.6 million, or 0.64% of total loans at December 31, 2023. The Q1 2024 loans past due 30 to 89 days and still accruing included $25.2 million to federal and state governmental entities, $15.0 million to a single equipment finance customer and $28.9 million to two multifamily sponsors.

Criticized and classified loans totaled $177.3 million at March 31, 2024, reflecting an increase from December 31, 2023 and March 31, 2023 levels. The Company currently has no loans or leases on deferral and accruing.

For the quarter ended March 31, 2024, the Company’s provision for credit losses was $615,000 compared to $5.0 million for the December 2023 quarter and $1.5 million for the March 2023 quarter. The provision for credit losses in the first quarter of 2024 was positive despite a decline in loans and improved GDP forecasts, as the Company experienced an increase in past due and criticized and classified loans.

At March 31, 2024, the allowance for credit losses was $66.3 million (1.24% of total loans), compared to $65.9 million (1.21% of loans) at December 31, 2023, and $62.3 million (1.16% of loans) at March 31, 2023.

Capital

The Company’s capital position declined during the first quarter of 2024 due to the repurchase of 100,000 shares through the Company's stock repurchase program at a total cost of $2.4 million and payment of a quarterly dividend of $887,000. Additionally, during the first quarter of 2024, the Company recorded deterioration in accumulated other comprehensive losses of $2.9 million, net of tax. This amount was driven by a $5.0 million decrease in the value of the available for sale securities portfolio partially offset by a $2.1 million gain on cash flow hedges. The total accumulated other comprehensive loss declined to $67.8 million as of March 31, 2024 ($74.8 million loss related to the available for sale securities portfolio partially offset by a $7.0 million gain on the cash flow hedges). These changes were partially offset by net income of $8.6 million.

Tangible book value per share decreased during Q1 2024 to $30.21 at March 31, 2024 from $30.31 at December 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail. The Company’s and Bank’s regulatory capital ratios as of March 31, 2024 remain strong, and reflect increases from December 31, 2023 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of December 31, 2023), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period.

On March 28, 2024, the Company declared a cash dividend of $0.05 per share payable on May 23, 2024 to shareholders of record on May 9, 2024.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.4 billion and assets under management/administration of $11.5 billion as of March 31, 2024. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides Private Banking customized solutions through its wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2024 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;

•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2023. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Income Statement Data:
Interest income	$79,194	$80,178	$78,489	$74,852	$70,491
Interest expense	44,819	43,503	41,974	35,931	26,513
Net interest income	34,375	36,675	36,515	38,921	43,978
Wealth management fee income	14,407	13,758	13,975	14,252	13,762
Service charges and fees	1,322	1,255	1,319	1,320	1,258
Bank owned life insurance	503	357	310	305	297
Gain on loans held for sale at fair value (Mortgage banking)	56	18	37	15	21
Gain on sale of SBA loans	400	239	491	838	865
Corporate advisory fee income	818	39	85	15	80
Other income (A)	1,306	1,339	3,541	2,039	1,567
Fair value adjustment for CRA equity security	(111)	585	(404)	(209)	209
Total other income	18,701	17,590	19,354	18,575	18,059

Total revenue	53,076	54,265	55,869	57,496	62,037

Salaries and employee benefits (B)	28,476	24,320	25,264	26,354	24,586
Premises and equipment	5,081	5,416	5,214	4,729	4,374
FDIC insurance expense	945	765	741	729	711
Other expenses	5,539	7,115	6,194	5,880	5,903
Total operating expenses	40,041	37,616	37,413	37,692	35,574
Pretax income before provision for credit losses	13,035	16,649	18,456	19,804	26,463
Provision for credit losses	627	5,026	5,856	1,696	1,513
Income before income taxes	12,408	11,623	12,600	18,108	24,950
Income tax expense	3,777	3,024	3,845	4,963	6,595
Net income	$8,631	$8,599	$8,755	$13,145	$18,355

Per Common Share Data:
Earnings per share (basic)	$0.49	$0.48	$0.49	$0.73	$1.03
Earnings per share (diluted)	0.48	0.48	0.49	0.73	1.01
Weighted average number of common shares outstanding:
Basic	17,711,639	17,770,158	17,856,961	17,930,611	17,841,203
Diluted	17,805,347	17,961,400	18,010,127	18,078,848	18,263,310
Performance Ratios:
Return on average assets annualized (ROAA)	0.54%	0.53%	0.54%	0.82%	1.16%
Return on average equity annualized (ROAE)	5.94%	6.13%	6.20%	9.43%	13.50%
Return on average tangible equity annualized (ROATCE) (C)	6.45%	6.68%	6.75%	10.30%	14.78%
Net interest margin (tax-equivalent basis)	2.20%	2.29%	2.28%	2.49%	2.88%
GAAP efficiency ratio (D)	75.44%	69.32%	66.97%	65.56%	57.34%
Operating expenses / average assets annualized	2.51%	2.33%	2.31%	2.36%	2.26%

(A) The September 2023 quarter included $2.3 million of fee income from equipment finance activity.

(B) The June 2023 quarter included $1.7 million of expense associated with the retirement of certain employees.

(C) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(D) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
ASSETS
Cash and due from banks	$5,769	$5,887	$7,400	$4,859	$6,514
Federal funds sold	—	—	—	—	—
Interest-earning deposits	189,069	181,784	180,469	166,769	244,779
Total cash and cash equivalents	194,838	187,671	187,869	171,628	251,293
Securities available for sale	550,870	550,617	521,005	540,519	556,266
Securities held to maturity	106,498	107,755	108,940	110,438	111,609
CRA equity security, at fair value	13,055	13,166	12,581	12,985	13,194
FHLB and FRB stock, at cost (A)	18,079	31,044	34,158	35,402	30,338

Residential mortgage	581,426	578,427	585,295	575,238	544,655
Multifamily mortgage	1,827,165	1,836,390	1,871,853	1,884,369	1,871,387
Commercial mortgage	615,964	637,625	622,469	624,710	613,911
Commercial and industrial loans	2,235,342	2,284,940	2,321,917	2,278,133	2,266,837
Consumer loans	66,827	62,036	57,227	52,098	49,002
Home equity lines of credit	35,542	36,464	34,411	34,397	33,294
Other loans	184	238	265	269	443
Total loans	5,362,450	5,436,120	5,493,437	5,449,214	5,379,529
Less: Allowance for credit losses	66,251	65,888	68,592	62,704	62,250
Net loans	5,296,199	5,370,232	5,424,845	5,386,510	5,317,279

Premises and equipment	24,494	24,166	23,969	23,814	23,782
Other real estate owned	—	—	—	—	116
Accrued interest receivable	32,672	30,676	22,889	20,865	19,143
Bank owned life insurance	47,580	47,581	47,509	47,382	47,261
Goodwill and other intangible assets	45,742	46,014	46,286	46,624	46,979
Finance lease right-of-use assets	1,900	2,087	2,274	2,461	2,648
Operating lease right-of-use assets	16,035	12,096	12,800	13,500	12,262
Other assets	60,591	53,752	76,456	67,572	47,848
TOTAL ASSETS	$6,408,553	$6,476,857	$6,521,581	$6,479,700	$6,480,018

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$914,893	$957,687	$947,405	$1,024,105	$1,096,549
Interest-bearing demand deposits	3,029,119	2,882,193	2,871,359	2,816,913	2,797,493
Savings	108,305	111,573	117,905	120,082	132,523
Money market accounts	775,132	740,559	761,833	763,026	873,329
Certificates of deposit – Retail	486,079	443,791	422,291	384,106	357,131
Certificates of deposit – Listing Service	7,704	7,804	9,103	10,822	15,922
Subtotal “customer” deposits	5,321,232	5,143,607	5,129,896	5,119,054	5,272,947
IB Demand – Brokered	10,000	10,000	10,000	10,000	10,000
Certificates of deposit – Brokered	145,480	120,507	119,463	69,443	25,895
Total deposits	5,476,712	5,274,114	5,259,359	5,198,497	5,308,842
Short-term borrowings	119,490	403,814	470,576	485,360	378,800
Finance lease liability	3,104	3,430	3,752	4,071	4,385
Operating lease liability	17,630	12,876	13,595	14,308	13,082
Subordinated debt, net	133,346	133,274	133,203	133,131	133,059
Due to brokers	—	—	—	—	8,308
Other liabilities	75,892	65,668	82,140	79,264	78,584
TOTAL LIABILITIES	5,826,174	5,893,176	5,962,625	5,914,631	5,925,060
Shareholders’ equity	582,379	583,681	558,956	565,069	554,958
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,408,553	$6,476,857	$6,521,581	$6,479,700	$6,480,018
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$11.5	$10.9	$10.4	$10.7	$10.4

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Asset Quality:
Loans past due over 90 days and still accruing	$35	$—	$—	$—	$—
Nonaccrual loans (A)	69,811	61,324	70,809	34,505	28,659
Other real estate owned	—	—	—	—	116
Total nonperforming assets	$69,846	$61,324	$70,809	$34,505	$28,775

Nonperforming loans to total loans	1.30%	1.13%	1.29%	0.63%	0.53%
Nonperforming assets to total assets	1.09%	0.95%	1.09%	0.53%	0.44%

Performing modifications (B)(C)	$12,311	$248	$248	$248	$248

Loans past due 30 through 89 days and still accruing (D)	$73,699	$34,589	$9,780	$14,524	$2,762

Loans subject to special mention	$59,450	$71,397	$53,328	$53,606	$46,566

Classified loans	$117,869	$84,372	$94,866	$58,655	$58,010

Individually evaluated loans	$69,530	$60,710	$70,184	$33,867	$27,736

Allowance for credit losses ("ACL"):
Beginning of quarter	$65,888	$68,592	$62,704	$62,250	$60,829
Provision for credit losses (E)	615	5,082	5,944	1,666	1,464
(Charge-offs)/recoveries, net (F)	(252)	(7,786)	(56)	(1,212)	(43)
End of quarter	$66,251	$65,888	$68,592	$62,704	$62,250

ACL to nonperforming loans	94.85%	107.44%	96.87%	181.72%	217.21%
ACL to total loans	1.24%	1.21%	1.25%	1.15%	1.16%
Collectively evaluated ACL to total loans (G)	1.15%	1.13%	1.10%	1.11%	1.11%

(A) Includes one freight credit totaling $22.2 million at March 31, 2024, one freight credit totaling $23.5 million at December 31, 2023 and two freight credits totaling $33.4 million at September 30, 2023. Excludes $1.6 million in held for sale at September 30, 2023.

(B) Amounts reflect modifications that are paying according to modified terms.

(C) Excludes modifications included in nonaccrual loans of $3.2 million at March 31, 2024, $3.0 million at December 31, 2023, $3.1 million at September 30, 2023 and $777,000 at June 30, 2023.

(D) Includes $25.2 million to U.S. and state governmental entities, $15.0 million for one equipment finance deal and $28.9 million to two multifamily sponsors at March 31, 2024, $16.5 million outstanding to U.S. governmental entities at December 31, 2023 and $8.2 million of outstanding multifamily loans to one sponsor.

(E) Excludes a provision of $12,000 at March 31, 2024, a credit of $55,000 at December 31, 2023, a credit of $88,000 at September 30, 2023, a provision of $30,000 at June 30, 2023 and a provision of $49,000 at March 31, 2023 related to off-balance sheet commitments.

(F) Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship. Net charge-offs for the quarter ended June 30, 2023 included a charge-off of $1.2 million of a previously established reserve to loans individually evaluated on one commercial real estate loan.

(G) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	December 31,	March 31,
	2024	2023	2023
Capital Adequacy
Equity to total assets (A)	9.09%	9.01%	8.56%
Tangible equity to tangible assets (B)	8.43%	8.36%	7.90%
Book value per share (C)	$32.79	$32.90	$30.81
Tangible book value per share (D)	$30.21	$30.31	$28.20

Tangible equity to tangible assets excluding other comprehensive loss*	9.40%	9.28%	8.85%
Tangible book value per share excluding other comprehensive loss*	$34.03	$33.97	$31.94

*Excludes other comprehensive loss of $67.8 million for the quarter ended March 31, 2024, $64.9 million for the quarter ended December 31, 2023, and $67.4 million for the quarter ended March 31, 2023. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	March 31,		December 31,		March 31,
	2024		2023		2023
Regulatory Capital – Holding Company
Tier I leverage	$602,493	9.36%	$600,444	9.19%	$573,154	9.02%
Tier I capital to risk-weighted assets	602,493	11.76	600,444	11.43	573,154	11.39
Common equity tier I capital ratio to risk-weighted assets	602,481	11.76	600,432	11.43	573,136	11.39
Tier I & II capital to risk-weighted assets	785,909	15.34	785,413	14.95	762,095	15.15

Regulatory Capital – Bank
Tier I leverage (E)	$709,744	11.02%	$707,446	10.83%	$700,858	11.03%
Tier I capital to risk-weighted assets (F)	709,744	13.86	707,446	13.48	700,858	13.93
Common equity tier I capital ratio to risk-weighted assets (G)	709,732	13.86	707,434	13.47	700,840	13.93
Tier I & II capital to risk-weighted assets (H)	773,781	15.11	773,083	14.73	763,732	15.18

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($258 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($435 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($358 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($538 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Residential loans retained	$11,661	$5,895	$21,310	$39,358	$30,303
Residential loans sold	4,025	1,449	2,503	1,072	1,477
Total residential loans	15,686	7,344	23,813	40,430	31,780
Commercial real estate	11,500	21,375	3,900	43,235	18,990
Multifamily	1,900	5,725	3,000	26,662	30,150
Commercial (C&I) loans (A) (B)	145,803	145,397	176,845	158,972	207,814
SBA	2,790	7,326	300	13,713	9,950
Wealth lines of credit (A)	3,850	350	6,875	3,950	23,225
Total commercial loans	165,843	180,173	190,920	246,532	290,129
Installment loans	6,868	2,946	6,999	4,587	12,086
Home equity lines of credit (A)	2,103	4,174	6,275	6,107	2,921
Total loans closed	$190,500	$194,637	$228,007	$297,656	$336,916

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2024			March 31, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$793,675	$5,136	2.59%	$791,125	$4,471	2.26%
Tax-exempt (A) (B)	—	—	—	1,864	19	4.08

Loans (B) (C):
Mortgages	577,648	5,420	3.75	529,570	4,283	3.24
Commercial mortgages	2,460,403	27,541	4.48	2,478,645	25,917	4.18
Commercial	2,240,161	37,559	6.71	2,201,801	33,369	6.06
Commercial construction	18,927	428	9.05	4,296	88	8.19
Installment	65,287	1,113	6.82	39,945	609	6.10
Home equity	36,406	737	8.10	33,839	591	6.99
Other	214	7	13.08	276	7	10.14
Total loans	5,399,046	72,805	5.39	5,288,372	64,864	4.91
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	140,097	1,522	4.35	163,225	1,538	3.77
Total interest-earning assets	6,332,818	79,463	5.02%	6,244,586	70,892	4.54%
Noninterest-earning assets:
Cash and due from banks	10,105			10,449
Allowance for credit losses	(67,105)			(61,567)
Premises and equipment	24,393			23,927
Other assets	87,129			84,800
Total noninterest-earning assets	54,522			57,609
Total assets	$6,387,340			$6,302,195

LIABILITIES:
Interest-bearing deposits:
Checking	$2,954,698	$27,433	3.71%	$2,567,426	$16,481	2.57%
Money markets	757,753	5,525	2.92	1,124,047	4,874	1.73
Savings	108,503	89	0.33	141,285	28	0.08
Certificates of deposit – retail	477,793	4,855	4.06	357,953	1,729	1.93
Subtotal interest-bearing deposits	4,298,747	37,902	3.53	4,190,711	23,112	2.21
Interest-bearing demand – brokered	10,000	126	5.04	26,111	208	3.19
Certificates of deposit – brokered	128,341	1,602	4.99	25,961	205	3.16
Total interest-bearing deposits	4,437,088	39,630	3.57	4,242,783	23,525	2.22
Borrowings	235,384	3,467	5.89	104,915	1,296	4.94
Capital lease obligation	3,215	38	4.73	4,493	53	4.72
Subordinated debt	133,303	1,684	5.05	133,017	1,639	4.93
Total interest-bearing liabilities	4,808,990	44,819	3.73%	4,485,208	26,513	2.36%
Noninterest-bearing liabilities:
Demand deposits	916,848			1,176,495
Accrued expenses and other liabilities	80,499			96,631
Total noninterest-bearing liabilities	997,347			1,273,126
Shareholders’ equity	581,003			543,861
Total liabilities and shareholders’ equity	$6,387,340			$6,302,195
Net interest income		$34,644			$44,379
Net interest spread			1.29%			2.18%
Net interest margin (D)			2.20%			2.88%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2024			December 31, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$793,675	$5,136	2.59%	$798,661	$5,202	2.61%
Tax-exempt (A) (B)	—	—	—	106	—	—

Loans (B) (C):
Mortgages	577,648	5,420	3.75	581,088	5,300	3.65
Commercial mortgages	2,460,403	27,541	4.48	2,492,204	28,318	4.55
Commercial	2,240,161	37,559	6.71	2,274,841	37,958	6.67
Commercial construction	18,927	428	9.05	16,680	382	9.16
Installment	65,287	1,113	6.82	59,988	1,037	6.91
Home equity	36,406	737	8.10	35,570	721	8.11
Other	214	7	13.08	246	8	13.01
Total loans	5,399,046	72,805	5.39	5,460,617	73,724	5.40
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	140,097	1,522	4.35	146,699	1,623	4.43
Total interest-earning assets	6,332,818	79,463	5.02%	6,406,083	80,549	5.03%
Noninterest-earning assets:
Cash and due from banks	10,105			10,709
Allowance for credit losses	(67,105)			(68,289)
Premises and equipment	24,393			24,387
Other assets	87,129			85,720
Total noninterest-earning assets	54,522			52,527
Total assets	$6,387,340			$6,458,610

LIABILITIES:
Interest-bearing deposits:
Checking	$2,954,698	$27,433	3.71%	$2,890,964	$25,811	3.57%
Money markets	757,753	5,525	2.92	771,051	5,247	2.72
Savings	108,503	89	0.33	112,969	81	0.29
Certificates of deposit – retail	477,793	4,855	4.06	440,712	4,086	3.71
Subtotal interest-bearing deposits	4,298,747	37,902	3.53	4,215,696	35,225	3.34
Interest-bearing demand – brokered	10,000	126	5.04	10,000	142	5.68
Certificates of deposit – brokered	128,341	1,602	4.99	115,722	1,454	5.03
Total interest-bearing deposits	4,437,088	39,630	3.57	4,341,418	36,821	3.39
Borrowings	235,384	3,467	5.89	357,384	4,955	5.55
Capital lease obligation	3,215	38	4.73	3,539	42	4.75
Subordinated debt	133,303	1,684	5.05	133,234	1,685	5.06
Total interest-bearing liabilities	4,808,990	44,819	3.73%	4,835,575	43,503	3.60%
Noninterest-bearing liabilities:
Demand deposits	916,848			963,968
Accrued expenses and other liabilities	80,499			98,012
Total noninterest-bearing liabilities	997,347			1,061,980
Shareholders’ equity	581,003			561,055
Total liabilities and shareholders’ equity	$6,387,340			$6,458,610
Net interest income		$34,644			$37,046
Net interest spread			1.29%			1.43%
Net interest margin (D)			2.20%			2.29%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2024	2023	2023	2023	2023
Shareholders’ equity	$582,379	$583,681	$558,956	$565,069	$554,958
Less: Intangible assets, net	45,742	46,014	46,286	46,624	46,979
Tangible equity	$536,637	$537,667	$512,670	$518,445	$507,979
Less: other comprehensive loss	(67,760)	(64,878)	(81,653)	(67,997)	(67,445)
Tangible equity excluding other comprehensive loss	$604,397	$602,545	$594,323	$586,442	$575,424

Period end shares outstanding	17,761,538	17,739,677	17,816,922	17,887,895	18,014,757
Tangible book value per share	$30.21	$30.31	$28.77	$28.98	$28.20
Tangible book value per share excluding other comprehensive loss	$34.03	$33.97	$33.36	$32.78	$31.94
Book value per share	32.79	32.90	31.37	31.59	30.81

Tangible Equity to Tangible Assets
Total assets	$6,408,553	$6,476,857	$6,521,581	$6,479,700	$6,480,018
Less: Intangible assets, net	45,742	46,014	46,286	46,624	46,979
Tangible assets	$6,362,811	$6,430,843	$6,475,295	$6,433,076	$6,433,039
Less: other comprehensive loss	(67,760)	(64,878)	(81,653)	(67,997)	(67,445)
Tangible assets excluding other comprehensive loss	$6,430,571	$6,495,721	$6,556,948	$6,501,073	$6,500,484

Tangible equity to tangible assets	8.43%	8.36%	7.92%	8.06%	7.90%
Tangible equity to tangible assets excluding other comprehensive loss	9.40%	9.28%	9.06%	9.02%	8.85%
Equity to assets	9.09%	9.01%	8.57%	8.72%	8.56%

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2024	2023	2023	2023	2023
Net income	$8,631	$8,599	$8,755	$13,145	$18,355

Average shareholders’ equity	$581,003	$561,055	$565,153	$557,428	$543,861
Less: Average intangible assets, net	45,903	46,167	46,468	46,828	47,189
Average tangible equity	$535,100	$514,888	$518,685	$510,600	$496,672

Return on average tangible common equity	6.45%	6.68%	6.75%	10.30%	14.78%

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2024	2023	2023	2023	2023
Net interest income	$34,375	$36,675	$36,515	$38,921	$43,978
Total other income	18,701	17,590	19,354	18,575	18,059
Add:
Fair value adjustment for CRA equity security	111	(585)	404	209	(209)
Less:
Income from life insurance proceeds	(181)	—	—	—	—
Total recurring revenue	53,006	53,680	56,273	57,705	61,828

Operating expenses	40,041	37,616	37,413	37,692	35,574
Less:
Accelerated Expense for Retirement	—	—	—	1,665	300
Branch Closure Expense	—	—	—	—	175
Total operating expense	40,041	37,616	37,413	36,027	35,099

Efficiency ratio	75.54%	70.07%	66.48%	62.43%	56.77%